EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of T-Mobile US, Inc. of our report dated February 11, 2022 relating to the financial statements, which appears in T-Mobile US, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington

June 16, 2023